News

DENBURY ANNOUNCES MANAGEMENT TRANSITION PLAN

PLANO, TX – March 21, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that Phil Rykhoek, the Company’s Chief Executive Officer for the past eight years, will retire from that role on June 30, 2017, and, as part of the Company’s leadership succession plan, the Company’s Board of Directors intends to elect Christian S. Kendall as Chief Executive Officer as of that date.

“Phil’s executive leadership over more than two decades has been invaluable and has greatly contributed to Denbury’s success over that time,” said John Dielwart, Denbury’s Chairman of the Board. “The Board and I are grateful for Phil’s many years of service, beginning as one of our first employees and CFO in 1995, and as our CEO since 2009. Over that period, Denbury has become one of the world’s leading enhanced oil recovery producers, and we deeply appreciate Phil’s many accomplishments that have led to that success.”

“As Chief Operating Officer and now recently President, Chris has played a crucial role in optimizing Denbury’s operations with his practiced leadership skills and his broad industry expertise and knowledge. We believe that Chris’ talents will help to ensure Denbury’s continuing success.”

Mr. Rykhoek commented, “We anticipated that Chris could ultimately succeed me as CEO when he joined the Company in 2015. Chris has proven himself to be a great leader and we believe the time is right for this change. He has been an integral part of our management team since he joined Denbury, and I am confident that he will successfully take Denbury to the next level. We will continue to work closely together throughout this transition.”

Mr. Rykhoek, 60, will leave his board position when he retires from his CEO role, and the Board currently intends for Mr. Kendall to replace Mr. Rykhoek as a director of the Company. Mr. Rykhoek will continue in a part-time advisory role until January 2018 as part of the leadership transition.

Mr. Kendall, 50, joined Denbury as Chief Operating Officer in September 2015 and was named President in October 2016. Mr. Kendall has over 27 years of experience in the oil and gas industry, holding a variety of technical and leadership roles, both international and domestic. Prior to joining Denbury, he spent 14 years with Noble Energy, most recently as Senior Vice President, Global Operations Services.

His prior assignments at Noble Energy include serving as Vice President, Gulf of Mexico, and as Business Unit Manager and Vice President, Noble Energy Mediterranean, Ltd. Mr. Kendall began his career with Mobil Oil Corporation in 1989. He holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383